Exhibit 99.1

             Statement of the Chief Executive Officer of eplus inc.
                       Pursuant to 18 U.S.C. Section 1350

     The undersigned hereby certifies in his capacity as an officer of ePlus inc. (the "Company") that this Quarterly Report on Form 10-Q for the period ended December 31, 2002, as filed with the Securities and Exchange Commission on the date hereof (this "Report"), fully complies with the requirements of Section 13(a) and 15(d) of the Securities Exchange Act of 1934, and the information contained in this Report fairly presents, in all material respects, the financial condition and results of operations of the Company.


Dated: February 14, 2003         /s/ Phillip G. Norton
                                 -------------------------------------
                                 Phillip G. Norton
                                 President and Chief Executive Officer